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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                     THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): June 7, 2000



                         Commission File Number: 0-25880

                           ILM II LEASE CORPORATION
                           ------------------------
            (Exact name of registrant as specified in its charter)


        Virginia                                               04-3248639
-----------------------                                    ----------------
(State of organization)                                    (I.R.S. Employer
                                                          Identification No.)


1750 Tysons Boulevard, Suite 1200, Tysons Corner, Virginia       22102
----------------------------------------------------------       -----
(Address of principal executive office)                        (Zip Code)


Registrant's telephone number, including area code:          (888) 257-3550




                              (Page 1 of 3 pages)
                        Exhibit Index Appears on Page 3

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ITEM 5.  OTHER EVENTS

      On June 7, 2000, ILM II Lease Corporation (the "Company") received a notice from ILM II Holding, Inc. ("Holding II") indicating that pursuant to the terms of the existing Facilities Lease Agreement by and between Holding II (as lessor) and the Company (as lessee) dated September 1, 1995, as amended (the "Facilities Lease Agreement"), the Facilities Lease Agreement would terminate on the date of consummation of the pending merger of ILM II Senior Living, Inc. ("ILM II"), an affiliate of the Company, and Capital Senior Living Corporation ("Capital"). Subject to the satisfaction of certain conditions and the receipt of requisite approvals, consummation of the merger is expected to occur on or about July 30, 2000.

      Although the Facilities Lease Agreement, by its terms, is scheduled to expire on December 31, 2000, it may be terminated earlier at the election of Holding II upon the sale of Holding II's senior living communities to a non-affiliated third party. If the merger is consummated, the Company's operations would not be expected to continue beyond the termination of the Facilities Lease Agreement. As a result of the termination of the Facilities Lease Agreement, it is currently expected that the Company would have nominal value after payment of expenses and other costs, and the Board accordingly would review the Company's status and continued existence.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (a)   Not Applicable

      (b)   Not Applicable

      (c) The following Exhibits are filed as part of this Current Report on Form 8-K:

            99.1 Press Release of ILM II Lease Corporation dated June 14, 2000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    ILM II LEASE CORPORATION

                                    By: /s/ Jeffry R. Dwyer
                                        -----------------------
                                            Name: Jeffry R. Dwyer
                                            Title: President

Dated:  June 14, 2000



                              (Page 2 of 3 pages)

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                                  EXHIBIT INDEX

                                                                   Page No.

99.1     Press Release of ILM II Lease Corporation                     4
         dated June 14, 2000.






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